EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of PEDEVCO Corp. (the “Company”) of:

•
our report dated March 30, 2015, relating to the consolidated financial statements of PEDEVCO Corp. and subsidiaries that appear in the Annual Report on Form 10-K of PEDEVCO Corp. for the year ended December 31, 2014; and

•
our report dated April 30, 2015 relating to the statements of revenues and direct operating expenses of oil and gas properties acquired from Golden Globe Energy (US), LLC by PEDEVCO Corp. and the notes thereto for the years ended December 31, 2014 and 2013 as described in the Current Report on Form 8-K/A dated April 30, 2015 and filed with the Securities and Exchange Commission on May 1, 2015.

We also consent to the reference to our firm under the heading "Experts" appearing therein.

/s/ GBH CPAs, PC
GBH CPAs, PC
www.gbhcpas.com
Houston, Texas

October 20, 2015